UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

----------------

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SEMOTUS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada 36-3574355

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

16400 Lark Ave., Suite 230

Los Gatos, California 95032

(408) 358-7100

(Address, including zip code, and telephone number, including area code,

of Registrant's principal executive offices)

Anthony N. LaPine,

President, Chairman and Chief Executive Officer

16400 Lark Ave., Suite 230

Los Gatos, California 95032

(408) 358-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Virgil Z. Hlus, Esq.

Clark, Wilson

800 - 885 West Georgia Street

Vancouver, BC V6C 3H1

Phone: (604) 891-7707

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.01 Par Value, to be offered for resale by selling stockholders	3,118,332	$0.70	$ 2,182,832.40	$ 276.57
Common stock, $0.01 Par Value, to be offered for resale by selling stockholders upon exercise of share purchase warrants (3)	530,356	$0.70	$ 371,249.20	$ 47.04
Total	3,648,688	$.70	$ 2,554,081.60	$ 323.61

(1) In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange on February 25, 2004, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3) Represents common stock that may be issued upon exercise of all share purchase warrants, which can be exercised at any time until January 14, 2009 at an exercise price of $0.8625.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION DATED ________ ___, 2004

SEMOTUS SOLUTIONS, INC.

[LOGO]

3,648,688 SHARES OF COMMON STOCK

_____________________________

The "selling stockholders" named in this prospectus may sell up to 3,118,332 shares of common stock, par value $0.01, and up to 530,356 shares of common stock that may be issued upon exercise of share purchase warrants, which can be exercised at any time until January 14, 2009 at an exercise price of $0.8625. We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholders. We will receive $0.8625 for each share purchase warrant exercised, for a total of $457,432.05, if all share purchase warrants are exercised.

We are registering the offer and sale of these shares in order to allow the selling stockholders to freely resell their shares of common stock, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

Our shares of common stock are traded on the American Stock Exchange under the symbol "DLK". On February 25, 2004, the closing sale price of our common stock was $0.69.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the

Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

__________________________

THE DATE OF THIS PROSPECTUS IS _____________, 2004

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

SEMOTUS SOLUTIONS, INC.

Our Business

We are a leading provider of software and services for wireless enterprise applications. Our software connects employees to critical business systems, information, and processes. We help mobile employees make better and faster decisions, increase customer satisfaction, and improve efficiencies in their business processes for shorter sales and service cycles. Enterprises are adopting our mobile and wireless software solutions in order to provide mobility, convenience, and efficiency, and to improve profitability.

Our technology can service any enterprise in any market segment. However, we have chosen to focus in two areas that we believe project the greatest amount of growth potential and the strongest need for mobile and wireless solutions. Those two lines of business are: (i) wireless financial services with the Global Market Pro, Equity Market Pro and Futures Market Pro software and services, and ii) enterprise wireless messaging and communications with the HipLinkXS family of software and services.

Our Corporate Information

Our principal offices are located at 16400 Lark Ave., Suite 230, Los Gatos, CA 95032, our telephone number is 408-358-7100, and our website can be accessed at http://www.semotus.com. Information contained in our website does not constitute part of this prospectus. In this prospectus, references to "Semotus Solutions," "we," "us" and "our" refer to Semotus Solutions, Inc. and our subsidiaries unless the context requires otherwise.

We changed our name from Datalink.net, Inc. as of January 11, 2001. We were originally named Datalink Systems Corporation, and were formed under the laws of the State of Nevada on June 18, 1996. On June 27, 1996, we went public through an acquisition of a public corporation, Datalink Communications Corporation, which was previously Lord Abbott, Inc., a Colorado corporation formed in 1986. As a part of the transaction, we also acquired a Canadian corporation, DSC Datalink Systems Corporation, incorporated in Vancouver, British Columbia, which is now named Semotus Systems Corp.

Prospectus Summary

The "selling stockholders" named in this prospectus may sell up to 3,118,332 shares of common stock, par value $0.01, and up to 530,356 shares of common stock that may be issued upon exercise of share purchase warrants, which can be exercised at any time until January 14, 2009 at an exercise price of $0.8625. We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholders. We will receive $0.8625 for each share purchase warrant exercised, for a total of $457,432.05, if all share purchase warrants are exercised. We intend to use the proceeds received from share purchase warrant exercises for general corporate purposes, including (but not limited to) working capital, capital expenditures and expansion of our sales and marketing efforts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as required by law.

RISK FACTORS

Investing in our shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-K, and the other documents incorporated by reference into this prospectus:

We have historically incurred losses and these losses are expected to continue in the future.

We recorded a net loss for each year since our current business started in 1996 through our fiscal year ended March 31, 2003. As of December 31, 2003, we had an accumulated deficit of $64,762,084.

We have not achieved profitability and we expect to continue to incur operating losses in the future. These losses may be higher than our current losses from operations. Many of our operating expenses are fixed in the short term. We have (and may in the future) incurred losses from the impairment of goodwill or other intangible assets, or from the impairment of the value of private companies that we acquired. We must therefore generate revenues sufficient to offset these expenses in order for us to become profitable. If we do achieve profitability, we may not be able to sustain it.

Because we expect to continue to incur significant sales and marketing, systems development and administrative expenses, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our losses may continue or grow in the future. As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

Our future revenues and operating results are dependent to a large extent upon general economic conditions, conditions in the wireless services market and conditions in our primary target markets.

Our future revenues and operating results are dependent to a large extent upon general economic conditions, conditions in the wireless market and within that market, our primary target markets of financial services and field and automation services. Economic activity continues to be slow in these markets, our sales cycle are still lengthened significantly as existing and potential customers continue to reduce their spending commitments, deferring wireless projects and reducing their willingness to make investments in new wireless services. Moreover, adoption of wireless services has not proceeded as rapidly as previously anticipated. If general economic conditions continue to be adverse, if the economies in which our target customers are located continue to suffer from a recession, if demand for our solutions does not expand, or if war or terrorism impacts the U.S., Canada or our other target markets, our ability to increase our customer base may be limited, and our revenue may decrease further.

Our acquisitions may not deliver the value we paid or will pay for them.

Excessive expenses may result if we do not successfully integrate our acquisitions, or if the costs and management resources we expend in connection with the integrations exceed our expectations. We expect that our acquisitions and any acquisitions we may pursue in the future will have a continuing, significant impact on our business, financial condition and operating results. Additionally, we cannot guarantee that we will realize the benefits or strategic objectives we are seeking to obtain by acquiring these companies. The value of the companies that we acquired may be less than the amount we paid if there is:

    a decline of their position in the respective markets they serve; or
    a decline in general of the markets they serve.

Our financial results may be adversely affected if:

    we fail to assimilate the acquired assets with our pre-existing business;
    we lose key employees of these companies or of Semotus as a result of the acquisitions;
    our management's attention is diverted by other business concerns; or
    we assume unanticipated liabilities related to the acquired assets.

At December 31, 2003, we recorded a net gain from the disposition of Five Star, Wares, Application Design Associates and WizShop of $105,834.

We may not be able to recover any of the value of goodwill recorded on some of our acquisitions and investments.

During 2002 and 2001, we recorded approximately $9,695,199 in goodwill and other intangibles related to our acquisitions. Consideration for our acquisitions was partially or fully funded through the issuance of shares of our common stock at a time when our stock price was at historically high prices. All of these companies were privately held and their fair values are highly subjective and not readily determinable. Our policy is to review the value of all our acquisitions for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. At the time of our acquisitions and investments, market valuations and the availability of capital for such companies were at historically high levels. During the year ended March 31, 2003, stock prices and market valuations in our industry and in our vertical markets have fallen substantially in response to a variety of factors, including a general downturn in the economy, terrorism, a curtailment in the availability of capital and a general reduction in technology expenditures. The market valuations of those companies in which we have invested and of other companies similar to those we acquired have declined substantially. For the year ended March 31, 2003, we did not record any impairment charges from continuing operations. However, for the fiscal year ended March 31, 2002 we recorded $3,617,283 in goodwill impairment charges and $3,420,000 in other intellectual property impairments charges. If similar adverse market conditions develop in the future, we may be required to take additional impairment charges. Further, in accordance with SFAS 144, Semotus has presented the operations of FiveStar, Wares, ADA and WizShop as discontinued operations. In the net loss from discontinued operations for 2002 and 2003, impairment charges were taken against the goodwill of both Wares (fiscal year 2002) and ADA (fiscal year 2003). Regarding ADA's discontinuance, Global Beverage provided us with notice on February 28, 2003 that it was exercising its option to buy the remaining 51% of ADA. Consequently, although the closure of the sale was delayed until May of 2003 and was subject to the resolution of certain outstanding issues, we felt that the sale of ADA was probable as of March 31, 2003, and we therefore reflected ADA as a discontinued operation as of March 31, 2003. As discussed in Note 6, "Impairment of Long Lived Assets and Goodwill," we performed the impairment tests and determined that impairment charges were required. The impairment expense for the Wares goodwill was $1,156,587 and for the ADA goodwill was $635,724.

Our future earnings could continue to be negatively impacted by significant charges resulting from the impairment in the value of acquired assets.

For acquisitions which we have accounted for using the purchase method, we regularly evaluate the recorded amount of long-lived assets, consisting primarily of goodwill, acquired contracts and core technology, to determine whether there has been any impairment of the value of the assets and the appropriateness of their estimated remaining lives. We evaluate impairment whenever events or changed circumstances indicate that the carrying amount of the long-lived assets might not be recoverable. At March 31, 2002, we recorded an impairment charge of $3,420,000 related to intellectual property assets, and $3,617,283 related to goodwill. Further, in accordance with SFAS 144, we have presented the operations of Five Star, Wares, ADA and WizShop as discontinued operations. Regarding ADA's discontinuance, Global Beverage provided us with notice on February 28, 2003 that it was exercising its option to buy the remaining 51% of ADA. Consequently, although the closure of the sale was delayed until May of 2003 and was subject to the resolution of certain outstanding issues, we felt that the sale of ADA was probable as of March 31, 2003, and we therefore reflected ADA as a discontinued operation as of March 31, 2003. In the net loss from discontinued operations for 2002 and 2003, impairment charges were taken against the goodwill of both Wares (fiscal year 2002) and ADA (fiscal year 2003). As discussed in Note 6, "Impairment of Long Lived Assets and Goodwill," we performed the impairment tests and determined that impairment charges were required. The impairment expense for the Wares goodwill was $1,156,587, the ADA goodwill was $635,724, and the Cross goodwill was $1,430,141. Current outstanding goodwill balance as of December 31, 2003 was $1,430,141.

In addition, recent changes in Generally Accepted Accounting Principles (GAAP) require us to discontinue amortizing goodwill and certain intangible assets. We adopted these changes effective April 1, 2002. Under this approach, goodwill and certain intangible assets will not be amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangible assets is more than its fair value.

We will continue to regularly evaluate the recorded amount of our long-lived assets including acquired contracts and core technology and test for impairment. In the event we determine that any long-lived asset has been impaired, we will record additional impairment charges in future quarters. Goodwill will be evaluated at least annually. We are unable to predict the amount, if any, of potential future impairments.

We may not achieve profitability if we are unable to maintain, improve and develop the wireless data services we offer.

We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services we may not be able to recover our fixed costs or otherwise become profitable.

If we do not respond effectively and on a timely basis to rapid technological change, our services may become obsolete and we may lose sales.

The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

    effectively use and integrate new wireless and data technologies;
    continue to develop our technical expertise;
    enhance our wireless data, engineering and system design services;
    develop applications for new wireless networks; and
    influence and respond to emerging industry standards and other changes.

We depend upon wireless networks owned and controlled by others. If we do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our sales could decrease.

Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and trouble free service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services.

We may fail to support our anticipated eventual growth in operations which could reduce demand for our services and materially adversely affect our revenue.

Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

    we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;
    we may not be able to obtain the hardware necessary to expand our capacity;
    we may not be able to expand our customer service, billing and other related support systems; and
    we may not be able to obtain sufficient additional capacity from wireless carriers.

Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience growth could significantly reduce demand for our services and materially adversely affect our revenue.

As we implement our centralization and consolidation plan to reduce our operating expenses, we may fail to support our operations, which could reduce demand for our services and materially adversely affect our revenue.

Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and or maintenance and adaptation of our customer service and network operations centers require substantial financial, operations and management resources. At the same time, we have implemented plans to reduce our operating expenses, which entails a reduction in operational and management resources. While we believe that our cost reductions are targeted at areas that are not necessary to maintain and develop our ability to serve customers, there can be no assurance that we will succeed in lowering costs while maintaining our ability to provide service. If we fail to maintain or improve service levels, we may lose customers and/or the opportunity to provide more services and products.

We depend on recruiting and retaining key management and technical personnel with wireless data and software experience and we may not be able to develop new products or support existing products if we cannot hire or retain qualified employees.

Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and messaging software industries is intense, and finding and retaining qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is increasingly difficult to hire and retain these persons. We have a written employment agreement with Anthony N. LaPine, the Company's chairman, CEO and president. We do not have employment agreements with any other officer or employee. If we lose the services of Mr. LaPine or any other officer or key employee, such as Pamela LaPine, Cornel Fota, Tali Durant or Charles K. Dargan, we may not be able to manage or operate our business successfully and achieve our business objectives.

If we do not have sufficient capital to fund our operations, we may be forced to discontinue product development, reduce our sales and marketing efforts or forego attractive business opportunities.

To help ensure that we would have sufficient capital to take advantage of our core business opportunities we have taken significant actions during the past two fiscal years to reduce our operating expenses. Most of our current operating expenses, such as employee compensation and lease payments for facilities and equipment, are relatively stable and these expense levels are based in part on our expectations regarding future revenues. As a result, any shortfall in our revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. If the cost-cutting actions that we have taken are insufficient, we may not have sufficient capital to fund our operations, and additional capital may not be available on acceptable terms, if at all. Any of these outcomes could adversely impact our ability to respond to competitive pressures or could prevent us from conducting all or a portion of our planned operations. We may need to undertake additional measures to reduce our operating expenses in the future.

We expect that the cash we receive through our operations and our cash on hand will be sufficient to meet our working capital and capital expenditure needs for the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on acceptable terms, if at all. We also may require additional capital to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of existing shareholders will be reduced. If we incur debt, the debt will rank senior to our common shares, and we will incur debt service costs.

Our success is dependent in part on our ability to protect our intellectual property, and our failure to protect our intellectual property could have a significant adverse impact in our business.

Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. The measures we undertake may not be adequate to protect our proprietary technology. To date, we have federally registered certain of our trademarks and applied for a patent on our financial data services software. Our practice is to affix copyright notices on our software and product literature in order to assert copyright protection for these works. The lack of federal registration of all of our trademarks, patents and copyrights may have an adverse effect on our intellectual property rights in the future. Additionally, we may be subject to further risks as we enter into transactions in countries where intellectual property laws are unavailable, do not provide adequate protection or are difficult to enforce. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

Our sales cycle is long, and our stock price could decline if sales are delayed or cancelled.

Quarterly fluctuations in our operating performance are exacerbated by the length of time between our first contact with a business customer and the first revenue from sales of services to that customer or end users. Because our services represent a significant investment for our business customers, we spend a substantial amount of time educating them regarding the use and benefits of our services and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our services. As much as a year may elapse between the time we approach a business customer and the time we begin to deliver services to a customer or end user. Any delay in sales of our services could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline. In addition, we may spend a significant amount of time and money on a potential customer that ultimately does not purchase our services.

Our software may contain defects or errors, and our sales could go down if this injures our reputation or delays shipments or our software.

Our software products and platforms are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and warranty costs.

We may be subject to liability for transmitting information, and our insurance coverage may be inadequate to protect us from this liability.

We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Disruption of our services due to accidental or intentional security breaches may harm our reputation causing a loss of sales and could increase our expenses.

A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third-party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

Any type of systems failure could reduce sales, or increase costs or result in claims of liability.

Our existing wireless data services are dependent on real-time, continuous feeds from outside third parties. The ability of our subscribers to obtain data or make wireless transactions through our service requires timely and uninterrupted connections with our wireless network carriers. Any significant disruption in the feeds or wireless carriers could result in delays in our subscribers' ability to receive information or execute wireless transactions. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, insurrection or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

An interruption in the supply of products and services that we obtain from third parties could cause a decline in sales of our services.

In designing, developing and supporting our wireless data services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services.

We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

RISK FACTORS RELATED TO OUR INDUSTRY

There is no established market for wireless data services and we may not be able to sell enough of our services to become profitable.

The markets for wireless data services are still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our services does not grow or grows more slowly than we currently anticipate, we may not be able to attract customers for our services and our revenues would be adversely affected.

There is no assurance that we will be able to effectively compete against current and future competitors.

There are a number of competitors who are larger and have much greater resources than we do. Many of our competitors have more experienced people and larger facilities and budgets than we do. Some of our current competitors include wireless financial service providers, such as Aether Systems and Wolf Tech, and wireless messaging and communications software providers, such as Vytech Wireless, Sonic Mobility and Invoq. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

Our ability to sell new and existing services at a profit could be impaired by competitors.

Intense competition could develop in the market for services we offer. We developed our software using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors could develop and use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services. Our potential competitors could include: wireless network carriers such as Verizon Wireless, Cingular, Sprint PCS, TMobile, Nextel and AT&T Wireless; wireless device manufacturers, such as Palm, Motorola, Good Technology and RIM; software developers such as Microsoft Corporation; and systems integrators such as IBM. Most of our potential competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the services we provide in which subscribers may not be required to pay for the information provided by our services. Competition could reduce our market share or force us to lower prices to unprofitable levels.

Consolidation in our industry could lead to increased competition and loss of customers.

The wireless data and messaging software industries have experienced substantial consolidation. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including the following:

    our customers could acquire or be acquired by one of our competitors and terminate their relationship with us;
    our customers could merge with other customers, which could reduce the size of our customer base;
    current and potential competitors could improve their competitive positions through strategic acquisitions; and
    companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us.

The market for our services is new and highly uncertain.

The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. If the market for our services does not grow or grows slower than we currently anticipate, our business, financial condition and operating results could be adversely affected.

New laws and regulations that impact our industry could adversely affect our business.

We are not currently subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could adversely affect our business, by, for example, increasing our costs or reducing our ability to continue selling and supporting our services. Our business could suffer depending on the extent to which our activities or those of our customers or suppliers are regulated.

We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

RISKS RELATED TO OUR STOCK PRICE AND THE OFFERING

Sales of substantial amounts of our common stock by our major stockholders and others could adversely affect the market price of our common stock.

Sales of substantial numbers of shares of common stock by our major stockholders in the public market could harm the price of our common stock. As of February 10, 2004, Anthony N. LaPine, our President and Chief Executive Officer and Chairman of the Board, beneficially owned 2,584,624 shares of our common stock. These shares are eligible for resale into the public market within the restrictions imposed by Rule 144 under the Securities Act of 1933. Sales of a significant amount of these shares could adversely affect the market price of our common stock.

In addition, as of February 10, 2004, we have granted and outstanding 3,270,390 options, with 1,840,000 of those immediately exercisable, to purchase our common shares in accordance with our 1996 Stock Option Plan. The exercise of options and the subsequent sale of shares could adversely affect the market price of our common shares. In 2001 we registered approximately 1,500,000 shares of common stock subject to resale by certain of our security holders. We are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of our shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

Future sales of common shares by our existing shareholders could cause our share price to fall.

The volume of trading in our common shares on the American Stock Exchange has not been substantial. As a result, even small dispositions of our common shares in the public market could cause the market price of the common shares to fall. The perception among investors that these sales will occur could also produce this effect.

We have broad discretion in how we use the net proceeds to us from this offering, and we may not use these proceeds in a manner desired by our stockholders.

The principal purposes of this offering are to obtain additional working capital and to provide liquidity to existing stockholders. The anticipated net proceeds to us from this offering have not been designated for specific uses. Accordingly, our management will have broad discretion with respect to the use of these funds.

Our stock price has been and may continue to be volatile.

The trading price of our common stock has historically been highly volatile. Since we began trading on the American Stock Exchange, our stock price has ranged from $0.10 to $42.00 (as adjusted for stock splits). We expect that the market price of our common stock will continue to fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

    announcements of technological or competitive developments;
    acquisitions or strategic alliances by us or our competitors;
    the gain or loss of a significant customer or order;
    changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry; or
    general market or economic conditions.

This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

In addition, the market for internet, wireless and technology companies in particular have experienced extreme price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. These broad market and industry factors and general economic conditions may materially and adversely affect our stock price.

We do not plan to pay any dividends.

Our shares should not be purchased by investors who need income from their holdings. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the future. As a result, our common stock is not a good investment for people who need income from their holdings.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive $0.8625 for each share purchase warrant exercised, for a total of $457,432.05, if all share purchase warrants are exercised. We intend to use the proceeds received from share purchase warrant exercises for general corporate purposes, including (but not limited to) working capital, capital expenditures and expansion of our sales and marketing efforts.

SELLING STOCKHOLDERS

Certain stockholders may offer 3,648,688 shares of common stock for resale. The shares are being offered for the account of the stockholders in the table below and their donees or pledgees.

The following table sets forth information concerning the selling stockholders, including:

- the number of shares owned by the selling stockholder prior to the offering; and

- the maximum number of shares issuable upon exercise of common stock purchase warrants; and

- the number of shares offered by the selling stockholder; and

- the number of shares beneficially owned after the offering.

We have no knowledge of the intentions of any selling stockholder to actually sell any of the securities listed under the columns "Shares Offered". There are no material relationships between any of the selling stockholders and us other than as disclosed below.
	Number of Shares Beneficially Owned	Number of Shares Issued or Issuable Upon Exercise of all of the Share Purchase Warrants	Total Number of Shares Being Registered	Shares Beneficially Owned After Offering
Name of Selling Stockholder				Number	Percentage of Class (1)
Redwood Capital Partners, Inc. (2)(7)	190,476	47,619	238,095	0	0%
Bara Limited (2)(8)	761,905	190,476	952,381	0	0%
Southshore Capital Fund Limited (2)(9)	666,666	166,666	833,332	0	0%
James M. Totaro (2)	150,000	37,500	187,500	0	0%
Enable Growth Partners, LP (2)(10)	190,476	47,619	238,095	0	0%
Richard Rosenblum (3)	32,175	8,880	41,055	0	0%
David Stefansky (3)	32,175	8,880	41,055	0	0%
vFinance Investments, Inc. (3)(11)	--	15,986	15,986	0	0%
Arend Verweij (3)	--	6,730	6,730	0	0%
Brown Simpson Partners, I, Ltd. (4)(12)	846,154	--	846,154	0	0%
Kathleen Wold (5)	187,500	--	187,500	0	0%
Donald Boys (6)	30,402	--	30,402	0	0%
Mark Boys (6)	30,403	--	30,403	0	0%
Total	3,118,332	530,356	3,648,688	0	0%

  Assumes all of the shares of common stock offered are sold. Calculated pursuant to Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (referred to herein as the "Exchange Act"), based on 22,570,295 shares of common stock issued and outstanding on February 1, 2004.
  In connection with a Common Stock and Warrant Purchase Agreement by and among Semotus and each of the Investors, whereby the Investors purchased a total of 1,959,523 shares of restricted common stock and 489,880 share purchase warrants, all of which are included in this prospectus, in exchange for $1,028,750. Each share purchase warrant gives the holder the right to purchase one share of common stock at a price of $0.8625 per share and are exercisable at any time until January 14, 2009.
  In connection with an Advisory Fee Payment and Subscription Agreement by and among Semotus and vFinance Investments, Inc. ("vFinance") whereby Semotus issued to vFinance 40,476 share purchase warrants at a price of $0.8625 per share and are exercisable at any time until January 14, 2009, and $85,000 as vFinance's placement agent fees; as per a letter of Direction from vFinance, a portion of the cash fees and a portion of the share purchase warrants have been assigned to certain individuals of vFinance: Richard Rosenblum, David Stefansky and Arend Verweij, as indicated in the table.
  In connection with a Preferred Stock Buy Back and Mutual Release Agreement by and among Semotus and Brown Simpson Partners I, Ltd., whereby Semotus repurchased from Brown Simpson all of the outstanding shares of the Company's Series B Convertible Preferred Stock. As partial consideration of the aforesaid purchase of the Shares, Semotus issued to Brown Simpson 846,154 warrants to purchase shares of Common Stock of Semotus, exercisable at $0.01 per share. These warrants were exercised on May 1, 2003.
  In connection with an Amendment Agreement by and among Semotus and Kathleen M. Wold, to amend the Agreement of Merger dated as of July 10, 2000 by and among Semotus, Kathleen M. Wold, Cross Communications, Inc. and Acquisition Wireless, Inc. whereby Semotus issued 187,500 shares of restricted common stock in consideration for terminating any and all remaining obligations under the Agreement of Merger.
  In connection with a Settlement and General Release Agreement by and among Semotus and Central Coast Patent Agency whereby Semotus issued a total of 60,805 shares of restricted common stock, which was directed as per the agreement to be issued to Don Boys and Mark Boys individually, as consideration for the full and final settlement of Semotus' then outstanding monies owed to Central Coast Patent Agency.
  Richard Rosenblum and David Stefansky exercise dispositive and voting powers with respect to the shares of common stock that Redwood Capital Partners, Inc. currently owns and that it will acquire upon exercise of the share purchase warrants, if exercised.
  Joseph Frank exercises dispositive and voting powers with respect to the shares of common stock that Bara Limited currently owns and that it will acquire upon exercise of the share purchase warrants, if exercised.
  David Sims exercises dispositive and voting powers with respect to the shares of common stock that Southshore Capital Fund Limited currently owns and that it will acquire upon exercise of the share purchase warrants, if exercised.
  Mitch Levine exercises dispositive and voting powers with respect to the shares of common stock that Enable Growth Partners, LP currently owns and that it will acquire upon exercise of the share purchase warrants, if exercised.
  VFinance Investments, Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended. Leonard Sokolow and Timothy Mahoney exercise dispositive and voting powers with respect to the shares of common stock that vFinance Investments, Inc. will acquire upon exercise of the share purchase warrants, if exercised.
  Mitchell D. Kaye exercises dispositive and voting powers with respect to the shares of common stock that Brown Simpson Partners, I, Ltd. currently owns.

No information is given with respect to beneficial ownership after the offering because we are assuming that all of the shares of common stock offered will be sold.

The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit each selling stockholder to offer and sell up to 3,648,688 shares at such times and at such places as he chooses. The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the common stock by a selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by a selling stockholder, or by permitted transferees or successors of the selling stockholder, on the American Stock Exchange, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

* On the American Stock Exchange or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

* Through underwriters, or through underwriting syndicates.

* Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

a. Block trades in which the broker or dealer acts as principal to facilitate the transactions.

b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

c. Ordinary brokerage transactions.

d. Transactions in which the broker solicits purchasers.

* Directly to one or more purchasers

* A combination of these methods.

The names of any underwriters or agents involved in the sale of the common stock will be set forth in a prospectus supplement.

In connection with the distribution of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker- dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also sell shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling stockholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Rule Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling stockholder will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by a selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from any sales of the common stock.

We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $4,500. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

The legality of the shares offered hereby is being passed upon for us by:

Clark, Wilson

800 - 885 West Georgia Street

Vancouver, BC V6C 3H1

Attn.: Virgil Z. Hlus

EXPERTS

The financial statements for the year ended March 31, 2002 incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended March 31, 2003 incorporated by reference in this Prospectus have been audited by Burr, Pilger & Mayer LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the

Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

(a) Our annual report on Form 10-K for the fiscal year ended March 31, 2003.

(b) Our quarterly reports on Form 10-Q for the quarter ended June 30, 2003, September 30, 2003 and December 31, 2003.

(e) Our Form 8-K filed on December 31, 2002, and two Form 8-Ks filed on January 26, 2004.

(f) Our Proxy Statement for our Annual Meeting held on September 25, 2003.

(g) The description of our shares contained in the registration statement on Form 8-A filed on December 15, 2000.

All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

AVAILABLE INFORMATION

We will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference. Requests should be made to Semotus Solutions, Inc. 16400 Lark Ave., Suite 230, Los Gatos, California 95032, telephone (408) 358-7100, and directed to the attention of Tali Durant, Corporate Secretary.

We are subject to certain informational reporting requirements of the Exchange Act and accordingly file reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

We have filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Semotus Solutions and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Internet site (http://www.sec.gov.).

DISCLOSURE OF SEC POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

Registration Fees	$ 324
Legal Fees and Expenses	$ 3,000
Accounting Fees and Expenses	$ 8,000
Miscellaneous	$ 200
TOTAL	$11,524

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Semotus Solutions, Inc. is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

(b) Article VII of our Articles of Incorporation provides that we are authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

(c) Article XI of our Articles of Incorporation provides that no director, officer or stockholder of Semotus Solutions shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

(d) Semotus' directors and officers are covered by insurance maintained by Semotus against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

(e) The Registration Rights Agreement (Exhibit 4.1 hereto) provides for indemnification of the officers and directors of Semotus by the Investors, with regard to certain liabilities arising under the Securities Act of 1933, as amended, or other federal or state law.

ITEM 16. EXHIBITS.
Exhibit Number	Description	Location
2.1	Preferred Stock Buy Back and Mutual Release Agreement by and among Semotus and Brown Simpson Partners I, Ltd.	Incorporated by reference to Exhibit 2.1 of Registrant's Form 8-K filed on December 31, 2002.
4.1

Form of Registration Rights Agreement by and among Semotus Solutions, Inc., vFinance Investments, Inc. and each of Redwood Capital Partners, Inc., Bara Limited, Southshore Capital Fund Limited, James M. Totaro and Enable Growth Partners, LP dated January 14, 2004.

Incorporated by reference to Exhibit 4.1 of Registrant's Form 10Q filed on February 12, 2004.
5.1	Opinion of Clark, Wilson regarding the legality of the securities being registered.	Filed electronically herewith.
10.1

Form of Common Stock and Warrant Purchase Agreement by and among Semotus Solutions, Inc. and each of Redwood Capital Partners, Inc., Bara Limited, Southshore Capital Fund Limited, James M. Totaro and Enable Growth Partners, LP dated January 14, 2004.

Incorporated by reference to Exhibit 10.1 of Registrant's Form 10Q filed on February 12, 2004.
10.2

Form of Warrant by and among Semotus Solutions, Inc. and each of Redwood Capital Partners, Inc., Bara Limited, Southshore Capital Fund Limited, James M. Totaro, Enable Growth Partners, LP., Richard Rosenblum, David Stefansky, vFinance Investments, Inc. and Arend Verweij.

Incorporated by reference to Exhibit 10.2 of Registrant's Form 10Q filed on February 12, 2004.
23.1	Consent of BDO Seidman, LLP.	Filed electronically herewith.
23.2	Consent of Burr, Pilger & Mayer LLP	Filed electronically herewith.
23.3	Consent of Clark, Wilson (contained in Exhibit 5.1).	Filed electronically herewith.
24.1	Power of Attorney (contained in the signature page hereof).	Filed electronically herewith.
99.1	Advisory Fee Payment and Subscription Agreement by and among Semotus and vFinance Investments, Inc.	Filed electronically herewith.
99.2

Amendment Agreement dated May 15, 2003 by and among Semotus and Kathleen M. Wold, to amend the Agreement of Merger dated as of July 10, 2000 by and among Semotus, Kathleen M. Wold, Cross Communications, Inc. and Acquisition Wireless, Inc.

Filed electronically herewith.
99.3	Settlement and General Release Agreement by and among Semotus and Central Coast Patent Agency.	Filed electronically herewith.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act, of 1993

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee", table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Semotus Solutions pursuant to the foregoing provisions, or otherwise, Semotus Solutions has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Semotus Solutions of expenses incurred or paid by a director, officer or controlling person of Semotus Solutions in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Semotus Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in Los Gatos, California, on April 16, 2004.

By: /s/ Anthony N. LaPine

Anthony N. LaPine,

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURES	TITLE	DATE

/s/ Anthony N. LaPine Anthony N. LaPine	Chief Executive Officer, President and Chairman of the Board	April 16, 2004

/s/ Charles K. Dargan, II Charles K. Dargan, II	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 16, 2004

Robert Lanz* Robert Lanz	Director	April 16, 2004

Mark Williams* Mark Williams	Director	April 16, 2004

Laurence Murray* Laurence Murray	Director	April 16, 2004

* By: /s/ Anthony N. LaPine

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Anthony N. LaPine

Attorney-in-Fact